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Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

MWE—Q3 2008 MarkWest Energy Partners LP Earnings Conference Call

Event Date/Time: Nov. 11. 2008 / 4:00PM ET

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CORPORATE PARTICIPANTS

Dan Campbell
MarkWest Energy Partners LP—Assistant Treasurer

Frank Semple
MarkWest Energy Partners LP—Chairman, President, CEO

Nancy Buese
MarkWest Energy Partners LP—CFO

Andy Schroeder
MarkWest Energy Partners LP—VP of Finance, Treasurer

John Mollenkopf
MarkWest Energy Partners LP—COO

Randy Nickerson
MarkWest Energy Partners LP—Chief Commercial Officer

CONFERENCE CALL PARTICIPANTS

Joseph Ciano
Merrill Lynch—Analyst

Michael Blum
Wachovia Securities—Analyst

Carlos Rodriguez
Hartford Investment Management—Analyst

Xin Liu
JPMorgan—Analyst

Mark Easterbrook
RBC Capital Markets—Analyst

John Edwards
Morgan Keegan—Analyst

Gregg Brody
JPMorgan—Analyst

John Hockin
JH Whitney—Analyst

Steve Segal
Akoya Capital—Analyst

Todd Wood
Wood & Co.—Analyst

Michael Millardi
Wells Capital—Analyst

Helen Rue
Barclays Capital—Analyst

Louis Shamie
Zimmer Lucas—Analyst

PRESENTATION

Operator

        Welcome to the MarkWest Energy Partners third quarter earnings conference call. Your lines have been placed on listen-only until the question-and-answer session of today's conference. This call is being recorded. If you have any objections, you may disconnect at this time. I will now turn the call over to Dan Campbell. Thank you. Sir, you may begin.

Dan Campbell—MarkWest Energy Partners LP—Assistant Treasurer

        Thank you, Sarah. This is Dan Campbell, I'm the Assistant Treasurer here at MarkWest and we thank you for joining us today. Our comments will include forward-looking statements which involve risks and uncertainties and are not guarantees of future performance. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.

        Although we believe that the expectations expressed today are reasonable,e we can give no assurance that the expectations will prove to be correct and we caution you that projected performance or distributions may not be achieved. Factors that could cause actual results to differ materially from their expectations are included in the periodic report that we filed with the SEC and we encourage you to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading Risk Factors. And with that, I'll turn the call over to Frank Semple, our Chairman, President and Chief Executive Officer.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Thanks, Dan and good afternoon and thanks for joining us on the call today. With me today is Nancy Buese, our Chief Financial Officer, Randy Nickerson, our Chief Commercial Officer, John Mollenkopf, our Chief Operating Officer and Andy Schroeder, our Vice President of Finance and Treasurer. I know it is hard to imagine, but we've actually been looking forward this call because it is our first opportunity to talk publicly about our business since the September hurricanes, the meltdown of the financial markets and also, the steep drops in the commodity markets. Nancy and I are going to provide an overview of our business and how we are adapting to these difficult market conditions. Randy, John and Andy will be available as always to help answer the questions following our comments. I'm not going to spend a whole lot of time discussing the extraordinarily ugly market conditions or why our units have gone from being one of the top performing MLP investments on a total return basis at the end of the second quarter to being very near the worst performing as of last week.

        What seems to be obvious is that in this type of a market, the mid cap, midstream companies seem to all be painted with the same brush. The concerns are broad based and they include the ability of the smaller companies to finance their road, manage their commodity risk and the ability to grow or even maintain their distributions. These are all very good questions, all very good concerns, and our goal today is to try to address all these issues during the call. Now, while we don't try to waste a lot of energy worrying about what we can't control, I can tell you that we are extremely focused on the things we can control and how we adapt our business plan to the current market conditions and achieve our long-term objectives. You are going to hear a pretty consistent theme today, which is the performance of our people and assets, our focus on quality growth while conserving capital and liquidity and most importantly, why we are confident in our ability to weather this global economic crisis and regain our position as one of the top performing midstream MLPs in the industry.

        Our assets continue to deliver solid financial results in the third quarter in a very tough environment. Segment operating income grew by over 40% year-over-year due to increased gathering and processing volumes in the majority of our operations and higher commodity prices compared to the prior year. Distributable cash flow was $45 million which allowed us to raise our distribution to $0.64 for a year-over-year increase of 16%. Our coverage ratio was 1.25 times for the quarter and year-to-date, it was 1.48 times. Now this financial performance was pretty strong given the negative impact of Hurricane Ike coupled with a steep decline in commodity prices. Hurricane Ike caused downstream curtailments, primarily at Mount Belleview and hurricane also caused damage to both onshore and offshore facilities of our Gulf of Mexico Starfish joint venture which caused a full system shutdown. The positive news is that Enbridge is breaking progress on the repairs and as of yesterday, Starfish returned to partial operations. The total impact of the hurricane in the third quarter was approximately $3 million. We expect an additional impact of approximately $8 million which we believe will occur primarily in the fourth quarter this year, and we expect partial recovery of those losses from our insurance carriers in 2009.

        Our operations team has done a terrific job performing double duty this year as they stayed focused on maintaining high levels of customer service while at the same time, implementing some very strategic capital projects. As you know, we have great growth projects in each of our core operating areas, all of which are progressing very well. In Appalachia, we are upgrading or expanding our existing processing and fractionation infrastructure to support the growth of our existing producer customers. The majority of these projects are complete and the rest are on track in terms of timing and budget. The work we are doing in the Marcellus to support range resources took a giant step forward a couple of weeks ago when we commenced operations in our Houston Pennsylvania processing facility which is located in the heart of the Marcellus. Range continues to do an incredible job of developing the Marcellus field, and we are extremely pleased with our partnership and its progress.

        You may have also read Chesapeake's announcement this morning regarding a joint venture with Stadwell which reinforces the significant long term value of the Marcellus play. With the Range relationship, our existing operations in Appalachia and our joint efforts that is we announced with Columbia Gas Transmission, we have the unique opportunity to reinforce our position as the premier midstream provider in the Marcellus shale. We have had similar success in east Texas where we are expanding the capacity of our processing plant to 280 million cubic feet a day, an increase of 40%. This new capacity will be complete in December and will be immediately utilized as a result of new gathering and processing arrangements that we signed this year. In Oklahoma, we've also got a lot of work going on, including expansions in both southeastern and western Oklahoma. Of particular note is the work that we are doing with Newfield together, their production in the granite wash of Texas panhandle. That work will be complete later this month and would full utilize the 60 million cubic feet a day of expansion that we just completed at the Arapahoe plant in western Oklahoma.

        Having said all that about the capital program and expansions, there's no confusion here. There's no doubt that we are in a tough financial environment. But the fact is that we were prepared. We worked hard to stay ahead of our funding requirements and one of the best decisions we made this year was to raise capital earlier this year to support our growth capital projects. These are very long term strategic projects with strong rates of return. The success of our producer customers is the primary driver for these projects, and they are awarded to MarkWest because of our consistently high level of quality service. Looking forward, we anticipate that access to the capital markets will continue to be difficult for 2009. To address this challenge, we have refined our capital program to fund only the projects necessary to support critical service commitments to our customers and to complete the strategic projects that will drive our long-term growth objectives. We will spend a total of approximately $565 million in 2008 to complete the previously announced projects. We've also reduced our total 2009 capital plan to $300 million, which two months ago was approximately $400 million. Nancy will discuss in a minute our ability to finance these projects. Our diversative assets is situated in some of the best resource plays in the US, as evidenced by our recent success in the Marcellus and the Woodford.

        We continue to be in a great position to participate in the significant need for quality midstream infrastructure to support the growing demand for natural gas in the US. However, we will continue to balance the critical priorities of quality customer service, balance sheet strength and sustainable distribution growth. With that lead in, Nancy, I'll turn it over to you.

Nancy Buese—MarkWest Energy Partners LP—CFO

        Thanks Frank. Even with the unexpected events during the quarter, adjusted EBITDA was $82 million for the quarter and $230 million for the first three quarters. Our third quarter financial results supported a $0.01 increase to our quarterly distribution to $0.64 per common unit, while at the same time, maintaining 1.25 coverage ratio. We were in an commodity environment during the first eight months of 2008,and in recognition that have environment, we intentionally maintained a strong coverage ratio. That philosophy has proven to be prudent and well supports our long term objective of proving sustainable distribution growth.

        As we have discussed in prior calls, we continue to manage commodity price exposure through our long term disciplined hedge program that is designed to manage the downside risk that exists in commodity based contracts. Our 10-Q includes our normal disclosure about our hedge position that extends through the first quarter of 2012. Given all the recent volatility in commodity prices, we felt it was important to provide additional detail on how commodity prices and NGL correlations affect our DCF. We've significantly expanded the DCF sensitivity analysis that we provide by including a detailed table as a part of our earnings release. The intent of that disclosure is to provide a more effective tool for analyzing the impact to DCF of crude oil and natural gas prices and the historical average NGL correlations relative to crude over the past three years. The analysis assumes the effect of the derivative instrument outstanding as of November 1 and estimated production through December of 2009. The key take away here that even with conservative assumptions for commodity prices and NGL correlations, we can still support modest distribution growth in 2009 and maintain a distribution coverage ratio in excess of 1.0. We are more than happy to answer questions about the analysis during the session today, and we hope you find the new disclosure to be helpful for your modeling and we'll provide a basis for ongoing discussions about the impact of commodity prices.

        We also have a fair number of questions about our philosophy to use crude oil proxy hedges instead of direct product hedges, and it does warrant some discussion. We risk manage our long NGL position primarily by using crude oil as a proxy. We use proxy hedges because the price at which you can hedge on a direct product basis is usually much less favorable than if you used a proxy hedge, particularly on the out years. As the proxy hedge transactions move closer to settlement, we evaluate converting the proxy hedges to direct product hedges. Occasionally however, the correlation between crude oil and NGL prices become disconnected and there are short-term price impacts. The important point here is that the hurricanes, in conjunction with the current economic environment, created significant deviations in the near term correlations between crude oil and NGL through the remainder of 2008.

        Looking forward, we've assumed the disconnected correlations remain in place until mid 2009. Again, you can refer to the table we provided in our earnings release to get a better idea about how crude NGL correlations affect our forecasted distributable cash flow, both at a historical average and at one standard deviation above and below the historical average. Now let me turn to our balance sheet and talk about liquidity.

        As of September 30, we had $105 million of cash on hand. In addition, our $350 million revolving credit facility was undrawn. For the third quarter, our leverage ratio was 3.6 times, our interest coverage ratio was 4.2 times, our debt to total capital was 48%. We have $1 billion of senior notes in three tranches. The earliest tranch is due in 2014, so we do not have short-term pay back requirements on any of those notes. We also have a secured revolving credit facility that we executed earlier this year with a 23 member bank group that matures in 2013. The rate on that revolver is LIBOR plus 1.75. Another important piece of our revolver is an uncommitted $200 million accordion feature with the same pricing grid as the base facility, which gives us access to additional revolving debt at attractive rates.

        As I mentioned on previous calls, we view financial flexibility as an important component of our growth strategy and balance sheet strength, and one of our key objectives is to anticipate and stay ahead of our financing requirements. We raised $660 million earlier this year in debt and equity offering to prefund as significant amount of the capital required for our growth capital program. We used those funds to invest $187 million from CapEx in the third quarter for various growth projects in our operating areas, bringing our year-to-date growth CapEx of $381 million. In light of the current capital markets, we are aggressively managing our growth capital budget. What this means is that we are committed to an ongoing process that prioritizes our capital requirements based on the critical needs of our customers, project economics and the strategic value of the investment.

        For 2008, we anticipate we'll spend approximately $565 million on growth capital and for 2009, we've reduced our growth capital forecast to approximately $300 million. Based on our business plan and cash on hand at September 30, we believe we have adequate liquidity to fund our capital program over the next 12 months. Although we would be drawn on the revolver at the end of third quarter 2009, we would remain in compliance with our debt covenant and we would not have to go to the capital markets or exercise the accordion feature on the revolver during that period. However, we are not going to wait until the third quarter of next year to address any potential shortfall in liquidity. Our options her include exercising the accordion, issuing equity, a debt offering and a restructuring of the revolver to increase our debt capacity. In addition to all that, we continue to receive calls, even in this environment, from both strategic and financial partners expressing an interest in participating on an equity basis in one or more of our key strategic projects. It's really important for our investors to understand that we have the ability to fund our announced projects and we will not commit to incremental growth capital projects without some assurances of securing additional financing.

        Moving to our updated Bcf forecast for 2008 and the preliminary forecast for 2009, we've modified our 2008 DCF forecast downward to $185 million to $195 million. This change reflects the $25 million decrease due to commodity prices and a $10 million decrease to Hurricane Ike. Obviously, we are still in a very volatile commodity environment, and this forecast takes into account the current commodity price strip and NGL correlation. With regard to 2009, we anticipate DCF in a range of $180 million to $200 million. The forecast assumes the current forward price estimates for crude oil and natural gas and a return of historical price relationship between crude oil and NGLs in mid 2009. While this forecast does not reflect a significant level of growth on an absolute dollar basis, we have added in excess of $100 million of incremental DCF in 2009 from our prior year's growth capital program. This is essentially offset by the forecast of declining commodity prices in '09 relative to 2008. One important point regarding our forecast is that our strategy remains consistent. We have a conservative view of the future, and we are acutely aware of the challenges of raising capital in today's environment. We remain very focused on long term unit holder value and the preservation of our distribution, and we are committed to maintaining the right growth, balance of growth and liquidity. With that, I am going to turn the call back to Frank.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Thank you, Nancy. Given the terrible economic conditions and relentless pressure on the MLP market, it's hard for anybody in our industry to be optimistic or even moderately enthusiastic. But we tend to be, here at MarkWest, more proactive and positive by nature. We build a culture here that is based on execution, performance and conservative financial management, and I believe that those qualities are important, no matter what challenges we face. We also understand that our short and long term value would be dependant on conserving every dollar of capital, continuing to focus on our operational execution and customer service, which is even more demanding in these market conditions, and leave no stone unturned in terms of improving our financial flexibility, which was the essence of what Nancy just covered. We've built a quality company, very capable of not only surviving, but also coming out the other end of this cycle stronger and even more competitive. So with that, I'll turn the call back over to Sarah and help us with the Q&A.

QUESTION AND ANSWER

Operator

        Thank you, sir. (OPERATOR INSTRUCTIONS) Our first question from [Joseph Ciano]. Your line is open, and please state your company name.

Joseph Ciano—Merrill Lynch—Analyst

        Hi. Merrill Lynch. Good afternoon, everyone. Just had a few quick questions. First on the distribution policy, thinking about balancing the need for capital and in the current environment and distribution payout, sounds like you are committed to maintaining the distribution, and you mentioned you'll have adequate coverage for some growth, but do you have a target coverage ratio, or is it safe to assume you would be a little bit more conservative on the growth route in this environment?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Yes, Joe. Our target coverage ratio has been described on previous calls as really our internal guidance, which remains in that 1.15 to 1.3 range. It's a pretty wide range, but that really depends on the situation each quarter as we make a decision around our coverage ratio. But as we've said earlier, we are pretty comfortable with our 2009 plan that we can remain within that kind of a range overall for the full year, and you are going to have some peaks and valleys as we move through the year, depending on the commodity prices. I will take this opportunity to talk about the fourth quarter real quickly, because if you do the math on the guidance that Nancy talked about, number one, as far as the '08 forecast for the full year, if you do the math on that, then you could—maybe this was the heart of your question, you could basically determine that our coverage ratio in the fourth quarter, depending on commodity prices and business plan, we could dip below a one coverage ratio even at the current distribution. And if that's the case, then we will make a decision on the fourth quarter at that time, but it's going to be dependent and determined by what goes into that number. In other words, if there's a lot of—it certainly will include a lot of one-time costs related to hurricanes, but more importantly, the longer term view, i.e. through the end of '09, on what the overall coverage ratio would be.

        So yes, you are right. We are definitely focused on quality of distributions. We certainly feel that our long term value is dependent on our ability to provide that sustainable distribution growth over the long term and fourth quarter is going to be a challenging, because of those—primarily because of those one time costs, but over the course of 2009, we feel like we can continue to sustain some level of growth in distributions. Again, you're not going to see a return back to 10% and above until we get through 2009, simply because of what we are forecasting for commodity prices and again, allowing some of these projects that I mentioned to take shape and to come online. But we are absolutely focused on this issue of distributions. I will say also that, just to clarify, we talked about the coverage—excuse me, the DCF guidance for 2009, and I believe Nancy ,you said $180 million to $200 million, and I believe—we just want to be clear, that is $180 million to $220 million is our current guidance for 2009.

Joseph Ciano—Merrill Lynch—Analyst

        Right, fair. Thanks. I guess then moving onto that 2009 CapEx, the $300 million is after scrubbing all discretionary projects out, and I'm assuming it doesn't include the option to purchase the mid 10% mid continent express?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        That's correct. It does not include the option for the $65 million, roughly $54 million investment that we've talked about previously, because it is an option and we will evaluate the ability to execute that option based on our ability to finance that and yes, we've had some calls already about the $300 million number and will take the opportunity to just clarify that last earnings call, we felt like we were doing a positive thing and that was to try to give you a little bit of visibility into 2009 on CapEx based on the projects that had been previously announced.

        In other words, if we looked at the end of the second quarter and you looked at the projects that had been announced, added those up, they would—basically what I said was those projects would be about $300 million dollars. It wasn't intended to be a guidance for 2009 for CapEx. Since that call, we have continued to develop projects, and there's been a lot of opportunities that as I've indicated in my formal comments, had grown to $400 plus million. Again, good projects, but again, a capital plan that we just simply couldn't support from a balance sheet standpoint. So you are right. We have really worked hard to scrub those numbers, to bring those down, to eliminate all the discretionary capital projects and to now have a set of projects that can still support our customers' requirements, but also, they represent a much more reasonable capital program, given the—what we see as a very difficult market going forward, capital market going forward.

Joseph Ciano—Merrill Lynch—Analyst

        And I guess given potential lower costs in the environment, could you see that $300 million actually coming in a little lower potentially or with lower materials costs or is everything pretty much locked in?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Well the cost, if you are alluding to with these macroeconomic conditions, would steel costs come down, will service costs come down and the answer is we haven't seen any of that yet, but intuitively, you would expect that to happen over time. The cost that we are indicating in this $300 million is based on the cost for equipment, pipe, compression, based on the current market. If the market comes down, becomes more competitive, it just improves the overall economics of the project because of the lower cost.

Joseph Ciano—Merrill Lynch—Analyst

        Sure. Thanks very much.

Operator

        Michael Blum your line is open and please state your company name.

Michael Blum—Wachovia Securities—Analyst

        Wachovia Securities. Good afternoon, everybody. Can you hear me?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Yes.

Michael Blum—Wachovia Securities—Analyst

        Great. Maybe a little further on the thoughts on the distribution. I'll come at it from a slightly different angle. What was the thought process to increase the distribution and then Nancy, to your comment that you could have modest distribution growth in '09 with a 1.0 coverage, how do you think about growing the distribution in this environment where arguably, the market is not even given you credit for your current distribution level?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Michael, let me start on the base question and how in the world could we increase our distribution in the third quarter given everything we have seen and everything that Nancy indicated. The fact is that our board makes decisions on the distributions based on the current performance for the quarter and then also with the perspective over the long term of what we think is sustainable, and I will tell you that that was a tough decision. That was a really tough decision for us, because—I'll say it. I think that if we knew then, even a few weeks ago, what we know now, we may just kept it flat, but I can tell you that the biggest driver in that decision was our visibility and view into 2009 and beyond.

        We felt that it's very important for us to demonstrate that we have the ability over the long term to continue to sustain distribution growth, and so if you just think about $0.01 this quarter and then maybe some moderate growth in distributions over next year, say in the 5% to 6% year-over-year range, that is very supportable based on the mid-point of our guidance. So, yes. It was a tough decision, Michael, no doubt about it, but we felt it was appropriate and does demonstrate our confidence in our ability to grow our distributable cash flow over the long term.

Michael Blum—Wachovia Securities—Analyst

        Thank you. And then the second question is when you look at the projects that you've invested in over the last year, what percent of those would you say are fee base generating projects versus projects that have a commodity element to them? What I'm really getting at is, to what extent do you make investments and assume you'd have a certain return based on a certain commodity price whereas now, maybe that return looks a little different versus projects that you invested in that are still going to generate the same return that you originally sort of drew up on the drawing board?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Okay. That's a long question. Let me maybe take it in pieces and I'll pause and make sure I'm clear on the various parts of the question. The first part of the question was basically, if you look at the projects that we have and will complete over the course of 2008, and which of those are fee based projects, and I'm not going to go—basically, you are talking about on an expenditure basis, $570 million of projects.

        The biggest piece of those projects—the biggest components of that overall capital plan were in the processing facilities in Carthage, all fee based. The initial phase of our Marcellus project, which we call Liberty Gas Gathering and Processing, that's, I say largely fee based because it's—all the gathering compression is fee based and the processing component of that investment is a fee based type of a structure. I can't go into all the details there, but it's again, Marcellus is largely fee based. We have western Oklahoma, which is the Stiles Ranch project that I mentioned earlier, that's all keep hole. The expansions in southeast Oklahoma for our gathering system in Woodford is all fee based. The processing down there, which is a small part of the overall operating income is keep hole, and the new Petroquest assets that we acquired and we are expanding is all fee based and the work that we are starting on the Arkoma is all fee based. If you apply the actual capital expenditures to those projects, you can listen from my comments that the majority of those, the large majority, really with the exception of large Stiles Ranch keep hole is fee based. So we are real pleased with the development of, again, more fee based components to our business. Now, repeat—that you've thought about it, help me understand a little bit the second part of the question.

Michael Blum—Wachovia Securities—Analyst

        The second part of the question is essentially ,do you think you will get the returns on the projects that you originally envisioned?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Well, yes. Now I remember, the way you asked the question earlier, it really was related to—okay, how did you, particularly from a commodity standpoint, what did we assume in these projects relative to including natural gas and correlations and the—two parts of that. Number one, we have always, and we'll continue to have a very conservative perspective on commodity prices for these projects. And so, if you looked at these projects again, the ones that have commodity components, then the combination of using a conservative price deck correlation assumptions in our analysis and the hedges, the aggressive hedges that we layered on after we committed those projects, and the third point is that we raised capital in a much different environment to cover the large part—the majority of those costs would all support the point that the economics are still very, very solid for the projects that we are currently—that are currently being identified. So that now, having said that, we are in a different environment now.

        We are, to the extent that we have to raise additional capital to support incremental projects, then we have to assume that the cost of capital is going to go up significantly. So we just can't commit to projects unless we have the economics to support our cost of capital, pure and simple. And it is a much different environment. The fact is, as Nancy said, to commit to incremental capital in the '09, 2010 time frame, we have to have—we have to understand what our financing options are so we can determine what the cost of capital is, but it is a much different environment. But again, all these projects that we are executing on right now were financed, to a large part by the earlier capital range in April of this year.

Michael Blum—Wachovia Securities—Analyst

        Thanks. Very helpful. Thank you.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Thanks, Michael.

Operator

        Carlos Rodriguez, your line is open and state your company.

Carlos Rodriguez—Hartford Investment Management—Analyst

        Yes, Hartford Investment Management. Nancy, as you were going through the company's liquidity options, you may it sound as if the accordion feature under the revolving credit facility was more or less the company's option. As I understand that, that's not a committed facility, meaning you would have to gain approval from your lenders to increase the size of that credit facility. Am I right?

Nancy Buese—MarkWest Energy Partners LP—CFO

        That's correct. And I don't think we are discounting the ease with which any of those options can be utilized, but certainly, with regard to the accordion, that is right. It's uncommitted and we would need approval from our bank group.

Carlos Rodriguez—Hartford Investment Management—Analyst

        Could you remind us who the leads are on that facility, and to what extent you have had conversations with them and to what extent they were receptive to increasing the size of the facility should the company need that liquidity?

Nancy Buese—MarkWest Energy Partners LP—CFO

        Sure. The lease banks are JPMorgan and RBC. We have certainly talked about all kinds of different options with regard to the size of the facility itself and at this point in time, we are not in a position to say anything about what we are doing. We are looking at a lot of different options. Obviously, not a great time to go to the banks and ask for a lot more money.

Carlos Rodriguez—Hartford Investment Management—Analyst

        Right, and if you were to, I guess, gain approval for some sort of an accordion feature, is it safe to assume that that would not be at the current market terms or the current terms of the credit facility?

Nancy Buese—MarkWest Energy Partners LP—CFO

        No. Actually, the accordion would be on the same terms as our existing facility.

Carlos Rodriguez—Hartford Investment Management—Analyst

        Wouldn't it be safe to assume that the bank group will not agree to extend additional credit on those terms?

Nancy Buese—MarkWest Energy Partners LP—CFO

        I don't think we can really get into details about what the bank group would or wouldn't do, but we'll certainly be working with our lead banks on options relative to our financing on the revolver and the accordion.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        What I would add to that, Nancy, also is that—just to be clear, because we have a lot of people listening on the phone call, while the ability to execute that accordion feature is based on our request and the bank's approval or their willingness to fund that additional incremental component, but the way it's set up is that it would be under the same terms, if you will, of the current revolver. It would be a negotiation. Part of the issue, and Nancy, you can jump in here, but I think part of the negotiation or discussion, the reality is that we don't need that accordion feature right now. And this is not a great time trying to use that particular lever to increase our liquidity if in fact we don't really need that flexibility until later in 2009.

Nancy Buese—MarkWest Energy Partners LP—CFO

        I think a good way to look at it, as we've said, we still at the end of September had cash on hand and we are not drawing on our revolver, so with that, it hasn't been something we've gone out and really focused on in the worst possible credit market is getting that accordion exercised today when we have so much capacity left on our revolver.

Carlos Rodriguez—Hartford Investment Management—Analyst

        But if we just take the CapEx guidance for the fourth quarter and 2009 as it stands now, you would have a deficit next year.

Nancy Buese—MarkWest Energy Partners LP—CFO

        By the end of the year. Correct.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        You are absolutely correct.

Nancy Buese—MarkWest Energy Partners LP—CFO

        I guess our feeling about that is do we need to pull all those levers right now in today's market or end of a 2009 issue?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        I think that's the way to say. There are just a number of levers out there that we have to be very, very focused on how to manage, what each of those involve, and how to—and what the execution of each of those would look like. So the accordion is a great example of where it's fairly straightforward in terms of the terms that could be available. The question is, is that something that—where does that fit in the overall financing plans? So Nancy and Andy have done a great job working with—we've got a great bank group, they've been—we've had a lot of discussions with them about various options, and so we just—that's one of the several options that we have to improve our capital flexibility as we move into 2009.

Carlos Rodriguez—Hartford Investment Management—Analyst

        Okay. Thanks very much. I appreciate it.

Operator

        Xin Liu, your line is open, and state your company.

Xin Liu—JPMorgan—Analyst

        JPMorgan. Frank, a question on the drilling activities around your assets? Have you seen any decline in drilling activities of rigs (inaudible)?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Yes Xin, the higher order response to that is the capital—the announcements from the producers in the areas, our core operating areas have been pretty clear. There's a clear focus by the producers on the same things we are talking about. It's really preserving capital. So we've been really proactive, John and his team and Randy and his team have been real proactive in meeting with all of the customers to determine really what that all means. In other words, when they say capital cuts and reductions, we have focused over the last month or so on how that translates into actual wells that are going to be drilled and what the midstream infrastructure is required to support that drilling program. So, yes. We have seen a reduction in the ramp-up, if you will, in Woodford and again, this is all public information. You can just go to the—I'm sure you already have, Xin, as far as looking at, listening to the transcripts and looking at what's been publicly disclosed, but the Woodford, the Newfield ramp is a little bit slower, but still very, very focused on their development of the Woodford.

        Range, we are so closely coupled with range in the Marcellus that we feel pretty good about our capital program and how it matches up with the drilling program for Range, and east Texas, there really hasn't been a whole lot of slow down there as far as the forecast for capital deployment in rig count in east Texas from all of our producers down there. Western Oklahoma is the one where the natural gas prices have been under a lot of pressure for a lot of reasons, but actually, our volumes have been fairly flat out there and it's a very economic base to drill in. So even though all those producers are really scrubbing their capital hard, and we think we are pretty much right sized out there right now. Having said all that, I will tell you that in that capital forecast, that $300 million forecast, about a third of that capital is for well connects and compression to support what we assume is the capital program, the drilling program of our producers. And so that's a pretty big number. We are talking about a third of that or roughly a third of that. So we are going to continue to work with our producers to determine as they roll out their 2009, they continue to evaluate and develop their '09 drilling program, that we have got the right infrastructure in place to support it—support their needs, and that's just going to be an ongoing process.

Xin Liu—JPMorgan—Analyst

        Okay. That's helpful. Also, I would like to hear your thoughts on the NGL market, how do you expect to recover going into 2009?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Well, the assumption in '09 is that the current correlations for NGLs, and that's really both ethane and C3 plus, they are fairly disconnected right now. Certainly ethane. So our assumption going into 2009, or for our 2009 plan, is that we are going to see basically the same correlations in NGL prices for the remainder of the fourth quarter. And then for the 2009, we are assuming that we will enter 2009 basically same as the fourth quarter in terms of both pricing and correlations, and then it will recover over the course of 2009, the correlations will recover over the course of 2009 by the middle of next year. And it's pretty interesting, if you look at that table that we provided, and this was kind of a big step for us to provide this table because it was because of all of the volatility, because of all the questions about our hedge program, about correlations, about the physical positions for both gas and oil and NGLs, we just felt like it was—in our efforts for transparency, it would be a great tool to be able to provide this table.

        I know this is not exactly on point to your question, but your question kind of relates to why we put this table together and that was to give you the best tool for analysis to incorporate the wide range of assumptions that you need to help forecast our business. So we've taken into consideration that the crude oil gas ratio, which again, gets you to the gas price and then the correlations within GLs between that one standard deviation above and below relative to the average long term correlations, just basically off of a R squared type of analysis to give you that range of outcomes.

Xin Liu—JPMorgan—Analyst

        On that, can you give us a correlation, historical correlation you used and the standard deviation?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Okay. So what have the historical correlations been?

Xin Liu—JPMorgan—Analyst

        Right.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Okay. That's the average. That's really—and Andy jump—Andy's really wants to jump in here. But I think that's the point of the table is that correlations have tended to revert over the long term to the average. That's just the way it is. We have seen a lot of cycles, a lot of volatility over the years. These correlations, they tend to recover and that average number, that average correlation that we use for the table is the, essentially the expected outcome, kind of 100% confidence level based on the, I think it's a three year looks like, isn't it? As far as the R squared—

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        Three year look back on the standard deviation review and Xin, in terms of the basket of liquid as compared to crude, again, it depends on our location, because in Appalachia, it's C3 plus only. So the correlation there tends to be in the 70% to 80% range historically. When you go to our other areas where we are producing ethane and the price that you see for ethane brings that correlation down overall, probably into the 60% range, that we would expect to see it return from that. Where we are right now in terms of thinking about that modeling is that one standard deviation on our basket represents about a $0.10 per gallon move.

Xin Liu—JPMorgan—Analyst

        Okay. And any of these scenarios you have put out have (inaudible) rejection?

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        Yes, they do.

Xin Liu—JPMorgan—Analyst

        Okay. Thank you.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        You bet.

Operator

        Mark Easterbrook, your line is open and state your company.

Mark Easterbrook—RBC Capital Markets—Analyst

        From RBC Capital Markets. A quick question on the 2008 DCF guidance. Obviously, that was reduced, but where is that reduction coming from and more explicitly, the $25 million reduction due to spreads and pricing, which segment is getting impacted the most?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Andy, do you want to go ahead and get that one?

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        Sure. The $25 million number that we talked about, Mark, was really from where we were last quarter from a guidance perspective. The segments that are the most—well really, it's across the board in terms of you think about it, Appalachia, where we have our keep hole business there with the old historic hydrocarbon and southwest business unit in Foss Lake where we have the keep hole production there and some POL contracts. A little bit of POL on the Carthage front and Gulf Coast Javalina contracts are all POL contracts. So it's broadly dispersed through our business units as offset by how our hedge programs acts to counter act it.

Mark Easterbrook—RBC Capital Markets—Analyst

        So it's basically across the board. I thought it maybe would be more northeast and southwest—

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        I think in this fourth quarter environment, where we have seen the biggest connection have been around ethane pricing, that it's probably more focused around our southwest business unit and our Gulf Coast unit, because that is where we have ethane production capabilities.

Mark Easterbrook—RBC Capital Markets—Analyst

        Okay. Thanks. That's very helpful. And then just looking at maintenance CapEx and CapEx actually in general, what sort of the ability of MarkWest to reduce that $300 million in '09 if that needs to be the case?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Again, you are talking about maintenance capital?

Mark Easterbrook—RBC Capital Markets—Analyst

        No, sorry. Growth CapEx, the $300 million number you have out there, what is the ability to even reduce that further if need be going into a very tough, obviously, capital market?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Well, as I mentioned earlier on the earlier response, Mark, about a third of that $300 million is related to the cost that we planned based on the work with our producer customers for expanding our system, providing well connects, proving compression to support their drilling programs. The other two-thirds are really related to the big projects, the Marcellus completion at Javalina, completions of the Arkoma, completing the work, Stiles Ranch project. Those projects are moving forward. The key for those projects, those project specific capital investments are really an issue of just managing within the cost estimates, really John's group, to execute on the construction plans.

        The expansion of our gathering and compression requirements really is going to be a function of what is required to support the volumes that are being produced by the customers, and that's the work in progress. That will be a continued process of evaluating and working with our producer customers to determine, is that the capital that is required for their programs? And there's no doubt that as the producers continue working through their capital and financing plans for 2009, that those numbers will likely change. So it's kind of a stay tuned issue. But I give you the one-third, two-third just to give you sense of what the sensitivity, or at least what the scale or range of costs are for more the traditional gathering and processing requirements.

Mark Easterbrook—RBC Capital Markets—Analyst

        Okay. I appreciate that color, thanks.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        You bet, Mark.

Operator

        John Edwards, your line is open and state your company.

John Edwards—Morgan Keegan—Analyst

        Hi, everybody. It's Morgan Keegan.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Hi John.

John Edwards—Morgan Keegan—Analyst

        Just to clarify on the 300 CapEx, that includes or excludes the exercising the option on MEP?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        John, that number does not include the MEP option.

John Edwards—Morgan Keegan—Analyst

        Does not include it.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Does not include it. And we'll make that decision when we have that option. Again, right now, part of the reduction in the 2009 capital plan was to take that option out, because again, we are not there yet, and so—but we would love to exercise that option, we think it's a great project and we would love to be a part of that. It's a good—it's really an extension, if you will, of the Arkoma and the work that we are doing in Southeast Oklahoma. But at the same time, in this capital market, we have to assume that if we can't finance that, then we won't go forward with that. But hopefully, we would be in position by mid-year to be able to finance that and continue with that project.

John Edwards—Morgan Keegan—Analyst

        So the guidance also excludes it presumably, since you are not including the option to exercise? So that's taken out of your—

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        We pulled the earnings out of the DCF guidance as well, John.

John Edwards—Morgan Keegan—Analyst

        All right. And then—this is kind of a minor item, but we're trying to understand, on the DCF reconciliation, what was that $5.7 million other item?

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        John, that item had to do with a carry over from our MarkWest hydrocarbon days where we had our shrink purchase account that gets marked-to-market on a monthly basis, and that's a non-cash adjustment. So the adjustment in the mark when gas prices go down is a positive thing from an income perspective, but it's a non-cash flow item. So it's showing up in net income, we are backing it back out to get to distributable cash flow.

John Edwards—Morgan Keegan—Analyst

        Okay. And then the $200 million non-cash derivative gains, is a fair way of interpreting that, is that in the money in terms of your options position?

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        At the end of the September, it was still not in the money. It was still reflecting of an out of the market—out of the money position. Since that point in time, with the further move in commodity prices, our positions have reverted to being in the money on an aggregate basis.

John Edwards—Morgan Keegan—Analyst

        Okay. Well, if it's out of the money how come it's showing as a big earnings number and then you backed it out?

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        Sure, John. It went from being a roughly in excess of $300 million negative mark to around $100 million negative mark.

John Edwards—Morgan Keegan—Analyst

        I got you.

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        That's $200 million positive movement from an earning perspective.

John Edwards—Morgan Keegan—Analyst

        I got you. Now are you in the money on that now?

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        Yes, we are.

John Edwards—Morgan Keegan—Analyst

        Okay. Can you say about how much?

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        You'll see that depending how forth quarter shakes out, but we won't say that right now.

John Edwards—Morgan Keegan—Analyst

        Okay. And then on the—I guess mid-continent pricing has been pretty soft. You've touched on this already in terms of ethane, et cetera, but could you—I guess you were saying earlier that Newfield has not been pulling back and in terms of some of your percentage of proceeds realizations, has that been impacting you or have you been able effectively being able to hedged away any of those impacts?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        First of all John, on the comment about Newfield, if I wasn't clear I apologize, but they have reduced their rig count projections off of their earlier, maybe a couple of months ago, plans for the Woodford, but it's not much. They have gone from 16 I think down to 14. Is that right?

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        Yes. That's correct.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        And so again, I really—on all of these questions about the producers drilling programs, I wish I had a table that was accurate, but it changes so much, so I think it's best to rely on their public disclosures. But on Newfield, yes, they've come down from 16 to 14, but still—my point earlier was that they obviously continue to be very, very focused on the Woodford and really, this is the whole reason for the Arkoma connector. That's very important for us to get that Arkoma connector in to connect with MEP and Boardwalk out of the Woodford, because that obviously provides them a better place to sell their gas and hedge their gas. So that's a big focus for us.

John Edwards—Morgan Keegan—Analyst

        Okay. And then back on the distribution question, obviously, you put—looks like a pretty conservative forecast in terms of distributable cash flow based on pretty conservative assumptions on commodity prices. I don't know how to ask this in a non-direct way, so I'll just ask it in a direct way. What would cause you to have to cut the distribution? That is clearly what everyone has been worried about. You are obviously putting forth a pretty convincing case that you are not going to do that. But what would cause you to do that in your minds?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        That's an interesting way to ask that question. I think that the distributions have an impact on liquidity, to state the obvious. And so our decision to—our distribution decision is going to be based on the required liquidity for our business long term and—I'll say short-term and long term, so that is a decision we make every quarter, and the decision to cut the distribution would be a pretty dramatic decision. And again, I use the example of the fourth quarter of 2008 where again, if you use the low case—the low end of our 2008 guidance, then you just do the math and you see that if we even maintained our existing distribution, we would be (inaudible) no coverage ratio. But if we still had good visibility into '09 in terms of the recovery of DCF, given the one time nature of that fourth quarter DCF, then our bias would be to go ahead and maintain, potentially even raise it. So yes, I think that when you get down and if we see a sustained less than 1.0 coverage ratio or even down to 1.1 covered ratio and we see no recovery, we have no visibility into how commodity prices could recover or hedges could be affecting our DCF or if essentially, we are not performing, then we would have to seriously entertain whether or not we can maintain the then current level of distribution. But it really gets down to that long term view visibility and covered ratio.

John Edwards—Morgan Keegan—Analyst

        Okay, great. I appreciate the insight into your thoughts on that. Thank you.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        You bet.

Operator

        Greg Brody, your line is open, and state your company please.

Gregg Brody—JPMorgan—Analyst

        JPMorgan. Good afternoon, guys.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Hey, Gregg.

Gregg Brody—JPMorgan—Analyst

        Just a couple of short follow-up questions. You mentioned the possibility of strategic options with some of your assets, whether it would be sales or partners. I know it's early, but you mentioned there was some interest from some parties. You mentioned—is that a partnership or is it an outright, they want to buy those assets?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Well, the point that Nancy was making was that the public information around several of these projects that we are executing on to date would—has supported a lot of interest in terms of potential investors who would be interested in participating on an equity basis, if you will, for several of these projects. And so they—was Nancy's point, is that our strong preference is to not sell an equity interest, to not look at a JV structure on a project basis, because we would like to maintain control, we would like to maintain the economics. These are really good projects with good economics. But if we aren't listening to some of those parties that have an interest, then we are not—we're really not thoroughly evaluating potential options that we might have to improve our capital flexibility. So generally, the interest has been more on a project basis and we certainly try to—in order to have productive discussions, we try to keep the discussions really at a project level and at an equity participation where we would maintain the control of the project.

Gregg Brody—JPMorgan—Analyst

        That's helpful. I appreciate all the color, in particular, the table in the back of your release today. Thank you for that.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Thanks, Gregg.

Operator

        John Hockin, your line is open and state your company.

John Hockin—JH Whitney—Analyst

        JH Whitney. Not to beat a dead horse, but when do you start to get worried about covenants on your debt packages and haven't been through them yet, but your first four options you outline in terms of capital raising, the accordion equity debt offering and restructuring the revolver, I think anything related to the debt markets is going to be very difficult, so let's assume that for the time being, which leaves you an equity option. At what point do you worry about your debt covenants and is your lever to pull at that point reducing your distributions in order to service the debt?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Well, and Nancy can jump in here, but I will tell you that the tone of our discussion today is, we've tried to provide visibility and some level of credibility, confidence in our '09 plan where this issue around liquidity comes to head. So that said, we certainly are very, very focused on the covenants. We have laid out a reasonably conservative forecast of what we feel could support our business plan and not come close to triggering those covenants. But you've asked the question the right way and that is when do we get worried about it? We worry about it all the time, but that's why we are so focused on the steps that are required to ensure that we maintain a lot of cushion relative to our debt covenants. And we do have—hopefully, the takeaway is that there are a number of levers there that are equity oriented, a couple anyway that have some equity elements that provide some flexibility. So we are not going to sit here on our hands until late next year and just assume that that problem is going to go away.

John Hockin—JH Whitney—Analyst

        And Frank, I don't think it's in here, but what sort of cushion do you have, just sort of ballpark against those covenants today and let's say, unfortunately you end up on the lower part of your matrix in terms of DCF, in terms of cash flow for next year, et cetera?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Yes.. If you look at that, if you think about the way Nancy laid it out on the cash flow analysis, by the end of the third quarter next year, based on that, I'll call the middle part, I don't think we've run it on the lower end of the commodity table, but just assuming that we are in that middle of the range, we are still below 5, I believe, on the liquidity ratio by the of third quarter?

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        We are right in the 5 range on that basis, Frank.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        By the end of the third quarter.

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        In the second to third quarter.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        And since we have got a lot of people listening on the call, let's refresh everybody's memories on the liquidity covenant.

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        Our covenant in the credit facility provides for a 5.25 and has provisions for adjustment of that for up to 5.75 during a time where we're making an acquisition, and that acquisition can be broadly defined to potentially include some of these project that we've been spending the capital on and would also give us some credit for prospective EBITDA as it relates to those projects. So there's flexibility around that particular covenant in that regard.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        But I think the point, though is that it is a function of just a constant evaluation of the various components that are going to drive that liquidity out through the middle and late part of next year. You have got capital, you have got our EBITDA performance, again, which is commodity driven, that is why we provided the table. It has commodity components, even if our hedge gets sliced, and then you have tot this issue around the flexibility, your options relative to equity and debt but to your question, more on the equity side. So it really is going to be just a constant set of decisions around how to balance all four of those components.

John Hockin—JH Whitney—Analyst

        That's helpful. And Frank, is there sort of a time line that you are framing in your mind that if markets don't start to improve by the end of the year or end of the first quarter, you start moving to plan B or C? How should we think about time line here?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Absolutely, that's a really good point is that there is a time line. If you look at our plan for the remainder of '08 and 2009 and then you look at the kind of the low case set of scenarios, it demands that by the end of 2004, if nothing improves, capital markets don't improve, money markets don't improve, we don't see any reasonable reduction or any significant reduction in our capital program, then by the end of the fourth quarter, we feel like we need to be in a position to execute or be close to executing on several of these options that I mentioned. So we are not going to wait until the middle of next year to get something done if in fact we are still faced with the same—the current market conditions. It's going to be a systematic review of those options. So you'll hear a lot from us near the end of the year and early next year as far as our view of the '09 plan, the related liquidity and then the execution around several of these options that we mentioned.

John Hockin—JH Whitney—Analyst

        Great. Well, I applaud you guys on your transparency and your ability to address these questions and clearly, this environment no one predicted, but I think erring on the side of conservatism is the right way to play it in today's environment, given the some of the crazy things we are seeing out there across the board, frankly.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        We agree and appreciate the points.

John Hockin—JH Whitney—Analyst

        Thanks.

Operator

        [Steve Segal], your line is open and state your company please.

Steve Segal—Akoya Capital—Analyst

        Akoya Capital. Good afternoon. If I could, just a couple of questions related to clarification. Number one, do you guys own or do you lease the compression, and how big an item is that in terms of looking at the CapEx in 2009?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Well, hey, how are you doing? It's a combination, and there's clearly good economics down the compression, and that's typically our model. In fact, why don't I let—John do you want to take this one and just discuss it?

John Mollenkopf—MarkWest Energy Partners LP—COO

        Yes. We tend to lease compression at the beginning of projects, maybe for the first one or two years. We do that for speed so that we can get done quickly and get the gas online. But then our usual mode is to follow that up with compression purchases to replace those leased compressors, and we've done a lot of that, particularly at the Woodford, where we received a lot of the purchased compression just this past—in 2008. Replaced leased compressures we had from a year ago, but in general, we own most of our compression currently. Probably two-thirds, maybe a little higher than that.

Steve Segal—Akoya Capital—Analyst

        How much horsepower is there?

John Mollenkopf—MarkWest Energy Partners LP—COO

        There is close to 300,000-horsepower in the company. And so we do try—it is great economics to own those machines as opposed to leasing them, but again, we've looked at that capital very closely in '09 as well, and we'll optimize our decisions around purchases or leasing given the current capital environment.

Steve Segal—Akoya Capital—Analyst

        I guess the nature of the question is, is that potentially a source of liquidity as well as you look out?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Well, yes. I think it's one of the things that we continue to evaluate. The scrubbing that I mentioned earlier, and John can explain this much better than I can, but if you look the, at some of the reductions in the drilling programs, let's say in Oklahoma, would cause us to basically retain a lease instead of executing the purchase of that compression simply because we want the flexibility in case there's a downsizing. But yes, the option of, since we own a significant amount of compression, the option is there to help provide financial flexibility, but the economics are so compelling that it's—that would be—that's typically very accretive type of a purchase. But it is another option. We probably should have mentioned it.

Steve Segal—Akoya Capital—Analyst

        And then are you contemplating adding to the hedges in '09? Could you just review what percentage are you hedged?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

  Yes. We are hedged, well first of all—

Steve Segal—Akoya Capital—Analyst

        Is there room to do that?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        You mean adding hedges in 2009?

Steve Segal—Akoya Capital—Analyst

        Yes.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Not much, not much. We are roughly 75% hedged in 2009, and if you look at our Q, you can get a sense of what the price points are for those hedges, but if you just think about our need to ensure that we have enough physical, enough cushion, we've got the physical there to support the settlements, we are about as hedged as we can be and not get too exposed there. But again, that's one of the reasons why we have that table is that gives you a sense of what the sensitivity is for commodity prices for '09. But, yes, that's a long answer to a short question. We're about as we can be in '09.

Steve Segal—Akoya Capital—Analyst

        One question, one observation. The last question would be, Frank, you mention add $100 million of incremental, I think distributable cash flow in '09 coming from the projects that are completed. Gets back to Michael's question. Of that $100 million, how much of that do you think is fee based? Is 75% of that fee based, do you think?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Well, no. The reason I went through that list earlier about projects that will be completed roughly around the end of this year or early next year that's driving the 2009 DCF, the reason I used that list is because we were going through this list before the call, and at least it gives you a sense on a project by project basis, the fact that most of these projects are fee based. I don't have the answer. Actually, these guys are telling me it's somewhere in the 60% to 70% and again, that is on a margin based (inaudible) So basically on an operating income basis, that's about 60% to 70% of that would be fee based coming off those projects in '08.

Steve Segal—Akoya Capital—Analyst

        Okay. And just my observation, maybe I just don't get it, but I sort of understand the environment that we are in, but I have got to believe that you guys are in such an attractive basins, that from a liquidity perspective, I just don't think it's than herculean a task to be able to get through '09 given where you are and the quality of asset base. I just wonder if I'm missing something there.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Thanks, Steve. It's so hard on these calls, again, given these market conditions to be positive, but we feel pretty good about '09. It's hard to be positive, but there are a lot of challenges out there, we certainly don't discount those. But we feel pretty good about our business plan, and when you see things like the Range announcements and their execution around the Marcellus, the Newfield and their execution in the Woodford and the Granite Wash and then the Chesapeake announcement this morning, we are in some great basins. I don't want to—and Javelilna's doing great, east Texas, a huge amount of opportunities. The issue for us, again, to restate the obvious, is that sharp focus and diligence around the liquidity, and making sure that we are ahead, stay ahead of that issue that becomes a bigger and bigger problem later next year. So you have our assurances that that has our full attention, but at the same time, we feel it's very, very important and a critical part of our strategy to keep executing, even though we have limited capital, to keep executing around all these great basins and around these great relationships that we have with our customers.

Steve Segal—Akoya Capital—Analyst

        Great, thanks so much.

Operator

        Todd Wood your line is open and state your company.

Todd Wood—Wood & Co.—Analyst

        Todd Wood with Wood & Company. Thank for hosting the call. Would you explain how the weather, the third quarter has impacted the NGL crude correlation, and why you think it will normalize in the second half of 2009?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Yes, Todd, Randy, do you want to take that one?

Randy Nickerson—MarkWest Energy Partners LP—Chief Commercial Officer

        The short answer, I think is that when the hurricanes hit, both—and looking at the Gulf Coast, both the demand for those products going to the petchem—petrochemical complex as well as supply of those from the producing community from the NGL pipelines were both effected. I think what happened is that the production side of the business was able to come back and reach normalcy much sooner, if you will, than the demand side. So in that short-term, in the real short-term basis, there is a whole lot more product coming into the overall complex than there was going to the consumers' complex, and that caused a very steep, temporary short-term dislocation for a lot of products, particularly ethane. That extended up into the Conway complex and really, up the producing chain—operating chain.

Todd Wood—Wood & Co.—Analyst

        Understood. Thank you very much.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Thanks, Todd.

Operator

        Michael Millardi, your line is open, and state your company please.

Michael Millardi—Wells Capital—Analyst

        Wells Capital. Could you tell us if the refineries in Corpus Christi were shut down during the hurricanes and for how long and how that affected your volumes at Javelilna?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        They were not impacted by the hurricane, although John, they did tune back their production—

John Mollenkopf—MarkWest Energy Partners LP—COO

        The refineries themselves were not impacted. We had a downstream customer that was buying our ethylene that was curtailed because of their downstream market, and so we had a little bit of downstream disruption, but it lasted three or four days. But their fighters in general were on line.

Michael Millardi—Wells Capital—Analyst

        The lower volumes year-over-year, is that all accounted for in that, from that one customer?

John Mollenkopf—MarkWest Energy Partners LP—COO

        Yes, those curtailments did affect the third quarter's volumes, had to do with us not being able to sell that particular product.

Michael Millardi—Wells Capital—Analyst

        Okay. Thanks.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Michael that third quarter impact from the hurricanes, Hurricane Ike, really was a part of that roughly $3 million that we had indicated in the third quarter.

Michael Millardi—Wells Capital—Analyst

        It was mostly at Javelilna?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        No. It actually it was less about Javelilna and more about the east Texas operations and to is certain extent, some of the other mid continent operations. Mainly east Texas and because of the impact on the pipelines into Belleview.

Michael Millardi—Wells Capital—Analyst

        Okay. Thanks.

Operator

        [Helen Rue], your line is open and state your company please.

Helen Rue—Barclays Capital—Analyst

        Hi, this is Barclays Capital. A clarification on your DCF number related to the sensitivity. It seems like part of this question was already answered, but just wanted to make sure if that includes some of the contribution from your 2009 organic investment? It seems like some of that is included a little bit. Is that correct?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        That's fair. We basically tried to show really how the multiples of the economics from '08 and '09 projects are impacting the overall '09 plan, and they are pretty compelling economics.

Helen Rue—Barclays Capital—Analyst

        And what about the Starfish? I think you have—there's a capital call $5 million to $7 million next year. Is that also in that number?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        That's in the fourth quarter. The majority of that is in the fourth quarter of this year, actually. We want a little bit of wiggle room there, but we think that most of that, roughly $8 million is going to occur in the fourth quarter, and then the insurance recoveries would lag that by some period of time.

Helen Rue—Barclays Capital—Analyst

        Okay. So that's in that 8 million. Okay. And just a quick reminder, is your MEP option, is there a time line to exercise that, or is it something if you don't exercise it next year, something you can do the year after?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Randy, why don't you take it?

Randy Nickerson—MarkWest Energy Partners LP—Chief Commercial Officer

        Simple answer, it's for a period of time, a specific period of time after the MEP pipeline comes on stream. It's not something that goes on forever. Just for a period of time after it starts up.

Helen Rue—Barclays Capital—Analyst

        Okay. So is it something you have to exercise next year or it goes away?

Randy Nickerson—MarkWest Energy Partners LP—Chief Commercial Officer

        Absolutely.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Under the current term, that's the way the terms work.

Helen Rue—Barclays Capital—Analyst

        Okay, great. Thank you very much.

Operator

        Our final question comes from Louis Shammy. Your line is open and state your company, please.

Louis Shamie—Zimmer Lucas—Analyst

        I am with Zimmer Lucas. I had a question regarding the Woodford volumes and given that Newfield is cutting back on their rig count—on their planned rig count, what kind of volume ramp can we expect in 2009 versus what we saw in the third quarter of this year?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Yes, Louis . Again, just to be clear to everyone, based on our discussions and really, the public information from Newfield, they are planning on ramping up from 11 to 14 rigs and again, that is a ramp up that we don't have the exact time frame in terms of when they'll get there, but that's what they said publicly and that's what we are planning for. And then the volumes that we have right now in our forecast for 2009, by the end of 2000—roughly, we are at what level right now,

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        We reported that system at 282 for the quarter which included all the Petroquest volume off of that acquisition I believe, as well as including the simple system which was the Canaan acquisition early in the year.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        220 or so?

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        280 for the quarter.

John Mollenkopf—MarkWest Energy Partners LP—COO

        We are looking at gaining about $40 million a day as compared to today—

Andy Schroeder—MarkWest Energy Partners LP—VP of Finance, Treasurer

        By the end of the year, about $40 million.

John Mollenkopf—MarkWest Energy Partners LP—COO

  –
  from this program. So it should go up by about $40 million a day.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        So to be clear Louis, we're all over the board here, but the 280 that Andy mentioned in our operating staff, that includes also non-Newfield volumes, so I think that that's roughly going to be around 225 I think by (inaudible) and that's ramping up, that will increase by about $40 million, the Newfield about $40 million increase over the course of 2009. In the ballpark.

Louis Shamie—Zimmer Lucas—Analyst

        Okay, thanks a lot. So basically, the full year '09 will be about $40 million higher than the Q3 number?

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Yes. I think that is the right way to look at it.

Louis Shamie—Zimmer Lucas—Analyst

        Excellent. Thanks a lot.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Thanks, Louis.

Operator

        This will conclude the question-and-answer session. I'll now turn the call over to Frank Semple for closing remarks. Thank you, sir.

Frank Semple—MarkWest Energy Partners LP—Chairman, President, CEO

        Well thanks Sarah, and I'll make this quick. We appreciate your time and questions. We are all about transparency. I think this was a good call. Hopefull it was helpful for all of you. If you need additional information, please just, you know where to reach us. You just contact us and we'll continue the discussion. Thanks a lot.

Operator

        This does conclude today's conference. Again, thank you for your participation

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